Exhibit 5

TIAA-CREF Life Insurance Company	Aneal Krishnamurthy Managing Director, Associate General Counsel

8500 Andrew Carnegie Boulevard Charlotte, NC 28262	704-988-7223 aneal.krishnamurthy@tiaa.org

April 25, 2025

Board of Directors

TIAA-CREF Life Insurance Company

730 Third Avenue

New York, New York 10017-3206

Re:	Registration Statement on Form S-1 to be effective on or by April 30, 2025, for the Investment Horizon Annuity contracts

Ladies and Gentlemen:

This opinion is furnished in connection with the Registration Statement on Form S-1 to be filed by TIAA-CREF Life Insurance Company (“TC Life”) with the U.S. Securities and Exchange Commission for the purpose of updating the registration under the Securities Act of 1933, as amended, of certain individual flexible premium modified guaranteed annuity contracts (collectively, the “Contracts”) issued by TC Life and marketed as the TIAA-CREF Investment Horizon Annuity (“IHA”). I have examined, or persons on my staff or the Corporate Secretary’s office have examined such documents and laws as I considered necessary and appropriate. On the basis of such examination, it is my opinion that:

1.

TC Life is a stock life insurance company duly organized and validly existing under the laws of the State of New York and has been duly authorized by the New York State Department of Financial Services to issue modified guaranteed annuity contracts.

2.

The IHA Account is associated with TC Life separate account MVA-1, which is a “separate account” of TC Life within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TC Life’s Board of Directors and validly existing under the laws of the State of New York.

3.

To the extent New York state law governs, the Contracts have been duly authorized by TIAA Life and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA Life enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to said Registration Statement, and to the reference to my name under the heading “Legal Matters” in the Prospectus.

Sincerely,

/s/ Aneal Krishnamurthy
Aneal Krishnamurthy
MD, Associate General Counsel